Exhibit (e)(9)

Directed Services LLC
1475 Dunwoody Drive, West Chester, PA 19380

August 29, 2008

ING Partners, Inc.
7337 E. Doubletree Ranch Rd.
Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Sub-Advisory Agreement dated April 28, 2006, as amended, between Directed Services LLC and Columbia Management Advisors, LLC, (the “Sub-Advisory Agreement”) the sub-advisory fee for ING Columbia Small Cap Value II Portfolio (the “Portfolio”) was reduced on August 29, 2008.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from August 29, 2008 through and including May 1, 2010.  The Reduction shall be calculated as follows:

Reduction = 50% x (the savings to Directed Services LLC from the August 29, 2008 expense reductions)

Please indicate your agreement to this Reduction by executing below in the place indicated

Very sincerely,

/s/ Todd Modic

Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:
ING Partners, Inc.
(on behalf of the Portfolio)

By:            /s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President